Exhibit 15.01
October 1, 2007
Flextronics International Ltd.
One Marina Boulevard, #28-00
Singapore 018989
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Flextronics International Limited and subsidiaries for the three-month periods ended June 29, 2007 and June 30, 2006, and have issued our report dated August 8, 2007. As indicated in our report, because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 29, 2007, is incorporated by reference in this Registration Statement.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/ DELOITTE & TOUCHE LLP
San Jose, California